                                                                    Exhibit 3.37

                   THIRD AMENDMENT TO JOINT VENTURE AGREEMENT
                           OF RIVERSIDE CEMENT COMPANY

          THIS THIRD AMENDMENT TO JOINT VENTURE AGREEMENT OF RIVERSIDE CEMENT COMPANY (the "Amendment"), effective the 1st day of January, 1998 by and between TXI RIVERSIDE INC., a Delaware corporation ("TXIR") and TXI CALIFORNIA INC., a Delaware corporation ("TXIC").

                                    RECITALS:

          WHEREAS, RVC Venture Corp., a Delaware corporation ("RVC"), and Riverside Cement Company, a Delaware corporation (the "Company"), entered into that certain Joint Venture Agreement effective January 1, 1991 (the "Agreement"), whereby RVC and the Company agreed to form and operate a California general partnership named Riverside Cement Company (the "Partnership") in accordance with the terms set forth in the Agreement; and

          WHEREAS, on or about January 31, 1995, the Company (thereafter known as Beazer West Cement Company) transferred all of its rights, title and interest in the Partnership to Ssangyong/Riverside Venture Corp., a California corporation (SsRVC); and

          WHEREAS, effective December 31, 1998, RVC transferred all of its rights, title and interest in the Partnership to TXIR and SsRVC transferred all of its rights, title and interest in the Partnership to TXIC; and

          WHEREAS, TXIR and TXIC as the sole partners of the Partnership desire to amend certain provisions of the aforementioned Agreement regarding the management of the Partnership.

                                   WITNESSETH:

          NOW THEREFORE, premises considered and in consideration of the mutual promises and covenants of the parties hereto, the sufficiency of which is hereby mutually acknowledged, the parties agree as follows:

1. Capitalized terms. Unless otherwise defined in this Amendment, capitalized terms herein shall have the meaning set forth in the Agreement.

2. Section 7.1.2 of the Agreement is hereby amended to change the Management Committee to three members. Therefore, Section 7.1.2 of said Agreement, as amended, shall provide, in its entirety as follows:

               "7.1.2. Composition. The Management Committee shall consist of three members. Each Partner shall have the right to appoint one (1) member who shall be designated as such Partner's Authorized Representative. The third member shall be mutually agreed to by the Partners. Each partner may, by written notice delivered to the other Partner at any time, replace its representative member or change its Authorized Representative. Concurrently with or promptly after the delivery of the any notice pursuant to the preceding sentence, the Partner giving such notice shall deliver a copy to the General Manager, but neither the failure to deliver nor any delay in delivering such copy to the General Manager shall effect the validity or effectiveness of such notice."

3. Section 7.1.3(a) of the Agreement is hereby amended to change the regular meeting to an annual meeting; and therefore, shall provide in its entirety as follows:

               "7.1.3 Meetings. (a) Regular meetings of the Management Committee shall be scheduled from time to time by the Management Committee and held without further notice at such times (no less than frequently than annually) and at such places as shall be determined by the Management Committee. At any regular meeting of the Management Committee, any and all business of the Partnership may be transacted."

4. Section 7.1.3(f) of the Agreement is hereby added to permit the Management Committee to act by unanimous written consent in lieu of a meeting. Section 7.1.3(f) shall provide in its entirety as follows:

               "(f) Any action required to be taken at a meeting of the Management Committee may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the members of the Management Committee."

5. Section 13.1 of the Agreement is hereby amended to change the Partnership's fiscal year; and therefore, shall provide in its entirety as follows:

               "13.1 Fiscal Year. The fiscal year of the Partnership shall commence on June 1 of each calendar year and end on June 30 of the next succeeding calendar year."

6. Except as amended hereby, all terms and conditions of the Agreement shall remain the same, unchanged, and in effect.

          IN WITNESS WHEREOF, this Third Amendment of Joint Venture Agreement of Riverside Cement Company is executed effective the 1st day of January, 1998.

                                            TXI RIVERSIDE INC.


                                            By: /s/ Mel G. Brekhus
                                                --------------------------------
                                                Mel G. Brekhus
                                                President


                                            TXI CALIFORNIA INC.


                                            By: /s/ Mel G. Brekhus
                                                --------------------------------
                                                Mel G. Brekhus
                                                President

                                        2